Exhibit 99.1

Company Investor/Media Contact:
DJO Incorporated
Mark Francois, Director of Investor Relations
(760) 734-4766
mark.francois@DJOglobal.com

FOR IMMEDIATE RELEASE

DJO INCORPORATED ANNOUNCES FINANCIAL RESULTS

FOR THIRD QUARTER 2009

SAN DIEGO, CA, October 28, 2009 — DJO Incorporated (“DJO” or the “Company”) a global provider of medical device solutions for musculoskeletal health, vascular health and pain management, today announced financial results for its operating subsidiary, DJO Finance LLC (“DJOFL”), for the third quarter of 2009, ended September 26, 2009.  ReAble Therapeutics, Inc. (“ReAble”) acquired DJO Incorporated (“DJO Opco”) in a transaction completed on November 20, 2007 (the “DJO Merger”).  Following completion of the DJO Merger, ReAble changed its name to DJO Incorporated.  The Company sold its Empi Therapy Solutions (“ETS”) catalog business in June 2009.  The ETS business, a non-core part of the Company’s Empi business unit, consisted primarily of the resale of non-DJO branded rehabilitation equipment and supplies and generated annual revenue of approximately $30 million.  Results of the ETS business for periods prior to the date of sale, have been presented as discontinued operations.  Certain prior period amounts have been reclassified to conform with this presentation.

Third Quarter Results

DJOFL achieved net sales from continuing operations for the third quarter of 2009 of $236.2 million, compared to $235.5 million for the third quarter of 2008.  Sales for the third quarter of 2009 were reduced by approximately $3.4 million due to unfavorable changes in foreign currency exchange rates from the rates in effect in the third quarter of 2008.  On the basis of constant currency, sales in the third quarter of 2009 increased approximately two percent over sales in the third quarter of 2008.

For the third quarter of 2009, DJOFL reported a net loss of $11.4 million, compared to a net loss of $14.4 million for the third quarter of 2008.  The results for the current and prior year third quarter periods were impacted by significant non-recurring charges and other adjustments related to the DJO Merger and certain other smaller acquisitions.

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The Company defines Adjusted EBITDA as net income (loss) plus loss (income) from discontinued operations, interest expense, net, provision (benefit) for income taxes, and depreciation and amortization, further adjusted for certain non-cash items, non-recurring items and other adjustment items, including the addition of certain future cost savings expected to be achieved related to the DJO Merger and other recent acquisitions, all as permitted in calculating covenant compliance under the Company’s senior secured credit facility and the indentures governing its 10.875% senior notes and its 11.75% senior subordinated notes. A reconciliation between net loss and Adjusted EBITDA is included in the attached financial tables.

Adjusted EBITDA for the third quarter of 2009, before future cost savings related to the DJO Merger and other recent acquisitions, was $64.9 million, or 27.5 percent of net sales, growing approximately 20.0 percent, compared to Adjusted EBITDA, before future cost savings, of $54.1 million, or 23.0 percent of net sales, for the third quarter of 2008.  The year-over-year improvement is primarily attributable to incremental cost savings realized from integration activities in connection with the DJO Merger and other cost savings initiatives, partially offset by the impact of unfavorable changes in foreign currency exchange rates, which reduced Adjusted EBITDA for the third quarter of 2009 by approximately $1.2 million, compared to what it would have been had rates in effect in the third quarter of 2008 remained in effect.  Excluding the effects of changes in foreign currency exchange rates, third quarter 2009 Adjusted EBITDA reflected growth of 22.3 percent over Adjusted EBITDA in the third quarter of 2008.  For the twelve month period ended September 26, 2009 (LTM), Adjusted EBITDA was $247.2 million, or 26.6 percent of LTM net sales, including future cost savings to be achieved related to the DJO Merger and other recent acquisitions of $13.2 million.

Cash flow from operations was $52.6 million in the third quarter of 2009 before cash interest paid of $14.7 million, but after funding cash payments of $8.9 million for non-recurring charges in connection with the DJO Merger and related integration activities. The Company had cash balances of $51.3 million at September 26, 2009 and available liquidity of $100 million under its revolving line of credit.

Nine Month Results

Net revenues from continuing operations for the first nine months of 2009 were $689.0 million, reflecting a decrease of approximately three percent, compared with net revenues from continuing operations of $708.9 million for the first nine months of 2008. Sales for the first nine months of 2009 were reduced by approximately $20.0 million due to unfavorable changes in foreign currency exchange rates from the rates in effect in the first nine months of 2008.  On the basis of constant currency, average daily sales in the first nine months of 2009 increased approximately one percent over average daily sales in the first nine months of 2008.

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Adjusted EBITDA for the first nine months of 2009, before future cost savings related to the DJO Merger and other recent acquisitions, was $177.2 million, or 25.7 percent of net sales, compared to $158.0 million, or 22.2 percent of net sales, for the first nine months of 2008.

“We are generally pleased with DJO’s results for third quarter of 2009.  Although we continue to face certain sales challenges imposed by the sluggish economy, year over year sales growth on the basis of constant currency did improve in the third quarter,” said Les Cross, president and chief executive officer.  “And importantly, Adjusted EBITDA levels continued to expand as the diligent cost savings initiatives we have in place across the organization, and a more favorable foreign currency exchange environment, continued to supplement constrained sales growth.  At almost $65 million and 27.5% of net sales, Adjusted EBITDA for the third quarter of 2009 established a new DJO record.

“Excluding the effects of unfavorable changes in foreign currency exchange rates, net sales in the third quarter of 2009 grew approximately 2% over the third quarter of 2008.

“Third quarter sales from our Domestic Rehabilitation segment, which includes our Bracing and Supports, Empi, Regeneration and Chattanooga businesses, were approximately flat compared with sales levels in the third quarter of 2008, but approximately 3% higher sequentially from the second quarter of this year on a sales per day basis.  This result helped drive strong Adjusted EBITDA margins in all of these businesses.  Our Chattanooga business continues to be impacted by lower capital spending and tight credit markets that have affected all of 2009, but these unfavorable trends appear to be improving and Chattanooga sales improved sequentially from the second quarter of 2009 by over 10%.

“Sales in our Domestic Surgical Implant segment grew more than 6% over the third quarter of 2008, led by strong sales of our Reverse Shoulder Prosthesis and our new primary shoulder system, Turon.

“Late in the third quarter, we strengthened our domestic sales leadership with the appointment of Andrew Holman to the position of Executive Vice President, Sales and Marketing, U.S. Commercial Businesses.  Andrew joins DJO with considerable experience, most recently with Smith & Nephew, where he served as President of the U.S. Orthopaedics Reconstruction and Trauma business.  Prior to that, he held multiple sales and marketing leadership positions at Johnson & Johnson and Boston Scientific. We look forward to Andrew’s contributions to DJO.

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“Third quarter sales within our International segment grew modestly higher compared to the third quarter of 2008, in spite of the impact of unfavorable changes in foreign currency exchange rates, which totaled $3.4 million in the third quarter of 2009.  Excluding the impact of foreign exchange, our International segment sales increased by approximately 6% compared to the third quarter of 2008, including the benefit of our small Canadian acquisitions.  DJO Canada acquired the Canadian master distributors of DJO’s Chattanooga, Saunders, Empi and Cefar/Compex branded products in two separate transactions that closed August 4, 2009.  International sales continued to be led by bracing and supports products, but we saw improvement during the quarter in our sales of Chattanooga products internationally, as well as our sales in certain export markets, which have been impacted this year by the economic recession.  Portions of our international business remain challenged by local economic conditions and constraints in the availability of credit, but we are becoming more optimistic about the future in most of these areas.

“While we have certainly not been immune to the effects of the global recession, DJO’s disciplined focus on our post-merger integration cost savings initiatives and general expense control measures have enabled us to identify and accelerate incremental cost reduction opportunities throughout DJO to strengthen our operating metrics during these unfavorable economic conditions.  As a result of these initiatives, we were able to expand our adjusted gross profit margin by 160 basis points, compared to the third quarter of 2008, to 64.7%.  These efforts also enabled us to report very strong Adjusted EBITDA margins, expanding 450 basis points over the third quarter of last year.

“We continue to believe that industry drivers outside of capital equipment, consumer products and certain export markets remain relatively healthy.  While we are seeing modest incremental improvement in our markets, we believe that we may continue to experience headwinds in certain of our businesses that may continue to constrain our total growth rates to the lower end of historical ranges.  Foreign currency exchange headwinds, which have affected all of 2009, appear to be subsiding as the U.S. dollar weakens globally, providing a more moderate, and potentially positive, foreign exchange environment in the fourth quarter of this year.  Within this environment, we remain well focused on the Company’s cost structure and continue to execute on our cost savings initiatives and general cost reduction programs, which we expect will further benefit our margin structure and our Adjusted EBITDA levels.”

Conference Call Information

DJO has scheduled a conference call to discuss this announcement beginning at 1 PM, Eastern Time today, October 28, 2009.  Individuals interested in listening to the conference call may do so by dialing (877) 864-4577 (International callers please use (706) 634-0177), using the reservation code 36220503.  A telephone replay will be available for 48 hours following the conclusion of the call by dialing (706) 645-9291 and using the above reservation code.  The live conference call and replay will be available via the Internet at www.DJOglobal.com.

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About DJO Incorporated

DJO is a leading global developer, manufacturer and distributor of high-quality medical devices that provide solutions for musculoskeletal health, vascular health and pain management. The Company’s products address the continuum of patient care from injury prevention to rehabilitation after surgery, injury or from degenerative disease. Our products are used by orthopedic specialists, spine surgeons, primary care physicians, pain management specialists, physical therapists, podiatrists, chiropractors, athletic trainers and other healthcare professionals. In addition, many of the Company’s medical devices and related accessories are used by athletes and patients for injury prevention and at-home physical therapy treatment. The Company’s product lines include rigid and soft orthopedic bracing, hot and cold therapy, bone growth stimulators, vascular systems, electrical stimulators used for pain management and physical therapy products. The Company’s surgical division offers a comprehensive suite of reconstructive joint products for the hip, knee and shoulder. DJO’s products are marketed under the brands Aircast®, DonJoy®, ProCare®, CMF™, Empi®, Saunders®, Chattanooga, DJO Surgical, Cefar®-Compex® and Ormed®.  DJO uses its website as a channel of distribution of material Company information.  Financial and other material information regarding the Company is routinely posted and accessible at www.DJOglobal.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such statements relate to, among other things, the Company’s expectations for its businesses relative to the current market conditions and a slowly improving sales environment within the global economy, U.S. and global recessions, foreign exchange environment, sales and Adjusted EBITDA levels and trends for 2009, gross profit margin expansion and cost reduction programs.  The words “believe,” “will,” “should,” “expect,” “intend,” “estimate” and “anticipate,” variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement.  These forward-looking statements are based on the Company’s current expectations and are subject to a number of risks, uncertainties and assumptions, many of which are beyond the Company’s ability to control or predict.  The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.  The important factors that could cause actual operating results to differ

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significantly from those expressed or implied by such forward-looking statements include, but are not limited to the successful execution of the Company’s business strategies relative to its Domestic Rehabilitation, Domestic Surgical Implant and International segments; successful execution of the Company’s sales strategies; the success of the Company’s cost reduction initiatives designed to improve gross profit margins, reduce operating expenses and increase cash flow; the Company’s highly leveraged financial position resulting primarily from the indebtedness incurred in connection with the DJO Merger and other recent acquisitions; the impact on the Company and its customers from instability in the credit markets; the continued growth of the markets the Company addresses and any impact on these markets from deteriorating economic conditions in the U.S. and worldwide; the impact of potential reductions in reimbursement levels by Medicare and other governmental and commercial payors; the Company’s ability to successfully develop, license or acquire, and timely introduce and market new products or product enhancements; the Company’s dependence on orthopedic professionals, agents and distributors for marketing its products; the Company’s dependence on third-party agents to manage insurance billing and collections; risks relating to the Company’s international operations; resources needed and risks involved in complying with government regulations and in developing and protecting intellectual property; the impact of a previously-announced pending government investigation and related private lawsuit concerning industry reimbursement and marketing practices in the bone growth stimulation market; and the effects of healthcare reform, Medicare competitive bidding, managed care and buying groups on the prices of the Company’s products.  Other risk factors are detailed in DJOFL’s Annual Report on Form 10-K for the year ended December 31, 2008 and Quarterly Report on Form 10-Q filed on March 11, 2009 and July 31, 2009, respectively, with the Securities and Exchange Commission.  Many of the factors that will determine the outcome of the subject matter of this press release are beyond the Company’s ability to control or predict.

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DJO Finance LLC

Unaudited Condensed Consolidated Statements of Operations

(In thousands)

	Three Months Ended		Nine Months Ended
	September 26, 2009	September 27, 2008	September 26, 2009	September 27, 2008
Net sales	$236,186	$235,515	$688,951	$708,902
Cost of sales	86,039	86,946	247,195	262,246
Gross profit	150,147	148,569	441,756	446,656
Operating expenses:
Selling, general and administrative	101,413	103,778	310,618	327,722
Research and development	5,616	6,773	17,581	20,679
Amortization of acquired intangibles	19,560	19,159	57,862	57,415
Operating income	23,558	18,859	55,695	40,840
Other income (expense):
Interest income	211	336	749	1,186
Interest expense	(39,173)	(42,073)	(117,319)	(129,755)
Other income (loss), net	1,422	(2,597)	3,009	(966)
Loss from continuing operations before income taxes	(13,982)	(25,475)	(57,866)	(88,695)
Benefit for income taxes	(2,969)	(11,030)	(19,901)	(28,966)
Loss from continuing operations	(11,013)	(14,445)	(37,965)	(59,729)
(Loss) Income from discontinued operations, net of tax	(267)	314	(434)	1,133
Net loss	(11,280)	(14,131)	(38,399)	(58,596)
Less: Net income attributable to noncontrolling interests	94	298	368	793
Net loss attributable to DJO Finance LLC	$(11,374)	$(14,429)	$(38,767)	$(59,389)

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DJO Finance LLC

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	September 26, 2009	December 31, 2008
Assets
Current assets:
Cash and cash equivalents	$51,279	$30,483
Accounts receivable, net	160,442	164,618
Inventories, net	97,112	103,166
Deferred tax assets, net	37,561	34,039
Prepaid expenses and other current assets	18,120	16,923
Total current assets	364,514	349,229
Property and equipment, net	84,721	86,262
Goodwill	1,193,044	1,191,566
Intangible assets, net	1,214,554	1,260,472
Other non-current assets	45,250	52,601
Total assets	$2,902,083	$2,940,130

Liabilities and Membership Equity
Current liabilities:
Accounts payable	$40,789	$42,752
Accrued interest	42,175	10,966
Long-term debt and capital leases, current portion	11,294	11,549
Other current liabilities	102,907	104,401
Total current liabilities	197,165	169,668
Long-term debt and capital leases, net of current portion	1,803,889	1,832,044
Deferred tax liabilities, net	319,845	329,503
Other non-current liabilities	14,331	8,806
Total liabilities	2,335,230	2,340,021

Commitments and contingencies

Membership equity:
Additional paid-in capital	826,570	824,235
Accumulated deficit	(260,609)	(221,842)
Accumulated other comprehensive loss	(1,323)	(4,027)
DJO Finance LLC membership equity	564,638	598,366
Noncontrolling interests	2,215	1,743
Total membership equity	566,853	600,109
Total liabilities and membership equity	$2,902,083	$2,940,130

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DJO Finance LLC

Unaudited Segment Information

(In thousands)

	Three Months Ended		Nine Months Ended
	September 26, 2009	September 27, 2008	September 26, 2009	September 27, 2008
Net sales:
Domestic Rehabilitation Segment	$162,182	$162,521	$468,991	$468,104
International Segment	58,588	58,485	172,863	194,794
Domestic Surgical Implant Segment	15,416	14,509	47,097	46,004
Consolidated net sales	$236,186	$235,515	$688,951	$708,902

Gross profit:
Domestic Rehabilitation Segment	$108,523	$101,127	$310,910	$296,606
International Segment	32,434	35,669	98,645	117,726
Domestic Surgical Implant Segment	11,779	11,888	36,541	37,864
Expenses not allocated to segments/Eliminations	(2,589)	(115)	(4,340)	(5,540)
Consolidated gross profit	$150,147	$148,569	$441,756	$446,656

Operating income:
Domestic Rehabilitation Segment	$48,402	$36,903	$127,539	$100,936
International Segment	10,625	12,239	33,556	43,803
Domestic Surgical Implant Segment	2,805	2,767	8,982	8,983
Expenses not allocated to segments/Eliminations	(38,274)	(33,050)	(114,382)	(112,882)
Consolidated operating income	$23,558	$18,859	$55,695	$40,840

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DJO Finance LLC

Adjusted EBITDA

For the Three and Nine Months Ended September 26, 2009 and September 27, 2008

and the Twelve Months Ended September 26, 2009

(unaudited)

(In thousands)

Our Senior Secured Credit Facility consisting of a $1,065.0 million term loan and a $100.0 million revolving credit facility and the Indentures governing the $575.0 million of senior notes and the $200.0 million of senior subordinated notes represent significant components of our capital structure. Under our Senior Secured Credit Facility, we are required to maintain specified senior secured leverage ratios, which become more restrictive over time, and which are determined based on our Adjusted EBITDA.  If we fail to comply with the senior secured leverage ratio under our Senior Secured Credit Facility, we would be in default under the credit facility.  Upon the occurrence of an event of default under the Senior Secured Credit Facility, the lenders could elect to declare all amounts outstanding under the Senior Secured Credit Facility to be immediately due and payable and terminate all commitments to extend further credit.  If we were unable to repay those amounts, the lenders under the Senior Secured Credit Facility could proceed against the collateral granted to them to secure that indebtedness.  We have pledged a significant portion of our assets as collateral under the Senior Secured Credit Facility.  Any acceleration under the Senior Secured Credit Facility would also result in a default under the Indentures governing the notes, which could lead to the noteholders electing to declare the principal, premium, if any, and interest on the then outstanding notes immediately due and payable.  In addition, under the Indentures governing the notes, our ability to engage in activities such as incurring additional indebtedness, making investments, refinancing subordinated indebtedness, paying dividends and entering into certain merger transactions is governed, in part, by our ability to satisfy tests based on Adjusted EBITDA.

Adjusted EBITDA is defined as net income (loss) attributable to DJO Finance plus loss from discontinued operations, interest expense, net, provision (benefit) for income taxes, and depreciation and amortization, further adjusted for non-cash items, non-recurring items and other adjustment items permitted in calculating covenant compliance under our Senior Secured Credit Facility and Indentures.  We believe that the presentation of Adjusted EBITDA is appropriate to provide additional information to investors about the calculation of, and compliance with, certain financial covenants in our Senior Secured Credit Facility and the Indentures.  Adjusted EBITDA is a material component of these covenants.

Adjusted EBITDA should not be considered as an alternative to net income or other performance measures presented in accordance with GAAP, or as an alternative to cash flow from operations as a measure of our liquidity. Adjusted EBITDA does not represent net loss or cash flow from operations as those terms are defined by GAAP and does not necessarily indicate whether cash flows will be sufficient to fund cash needs.  In particular, the definition of Adjusted EBITDA in the Indentures and our Senior Secured Credit Facility allows us to add back certain non-cash, extraordinary, unusual or non-recurring charges that are deducted in calculating net loss.  However, these are expenses that may recur, vary greatly and are difficult to predict. While Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements, Adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to the potential inconsistencies in the method of calculation.

Our ability to meet the covenants specified above will depend on future events, many of which are beyond our control, and we cannot assure you that we will meet those covenants.  A breach of any of these covenants in the future could result in a default under our Senior Secured Credit Facility and the Indentures, at which time the lenders could elect to declare all amounts outstanding under our Senior Secured Credit Facility to be immediately due and payable.  Any such acceleration would also result in a default under the Indentures.

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The following table provides reconciliation between net loss and Adjusted EBITDA for the three and nine months ended September 26, 2009 and September 27, 2008 and the twelve months ended September 26, 2009.

	(unaudited)
(in thousands)	Three Months Ended September 26, 2009	Three Months Ended September 27, 2008	Nine Months Ended September 26, 2009	Nine Months Ended September 27, 2008	Twelve Months Ended September 26, 2009

Net loss attributable to DJO Finance LLC	$(11,374)	$(14,429)	$(38,767)	$(59,389)	$(77,168)
Loss (income) from discontinued operations, net	267	(314)	434	(1,133)	620
Interest expense, net	38,962	41,737	116,570	128,569	159,501
Income tax benefit	(2,969)	(11,030)	(19,901)	(28,966)	(40,616)
Depreciation and amortization	27,163	25,358	78,434	74,741	126,114
Non-cash items (a)	1,458	(22)	2,979	5,904	3,156
Non-recurring items (b)	10,872	9,046	34,537	31,770	47,100
Other adjustment items, before future cost savings (c)	536	3,734	2,952	6,511	15,343
Other adjustment items – future cost savings applicable for twelve month period only (d)	NA	NA	NA	NA	13,162
Adjusted EBITDA	$64,915	$54,080	$177,238	$158,007	$247,212

(a) Non-cash items are comprised of the following:

	(unaudited)
(in thousands)	Three Months Ended September 26, 2009	Three Months Ended September 27, 2008	Nine Months Ended September 26, 2009	Nine Months Ended September 27, 2008	Twelve Months Ended September 26, 2009

Stock compensation expense	$909	$(22)	$2,335	$1,204	$2,512
Purchase accounting adjustments (1)	—	—	—	4,700	—
Loss on disposal of assets	549	—	644	—	644
Total non-cash items	$1,458	$(22)	$2,979	$5,904	$3,156

(1)         Represents $4.7 million of expense related to the write-up to fair market value of acquired inventory in connection with the DJO Merger for the nine months ended September 27, 2008.

(b)        Non-recurring items are comprised of the following:

	(unaudited)
(in thousands)	Three Months Ended September 26, 2009	Three Months Ended September 27, 2008	Nine Months Ended September 26, 2009	Nine Months Ended September 27, 2008	Twelve Months Ended September 26, 2009

Employee severance and relocation (1)	$156	$2,602	$2,959	$8,970	$5,226
Integration expense (2)	8,058	4,264	16,843	20,221	24,471
ERP Implementation	2,658	2,180	14,735	2,579	17,403
Total non-recurring items	$10,872	$9,046	$34,537	$31,770	$47,100

(1)          Employee severance and relocation for the three months ended September 26, 2009 included severance in connection with integration activities following the DJO Merger and restructuring at our international locations.  Employee severance and relocation for the three months ended September 27, 2008 included $2.2 million of severance in connection with the DJO Merger and $0.4 million of severance in connection with other acquisitions.   Employee severance and relocation expenses for the nine months ended September 26, 2009 included $1.8 million of severance in connection with our recent company-wide headcount reduction and $1.2 million of severance in connection with integration activities following the DJO Merger and restructuring at our international locations.  Employee severance and relocation expenses for the nine months ended September 27, 2008 consisted of $5.0 million of severance related to the DJO

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Merger, $1.2 million of severance in connection with other acquisitions and $2.8 million in connection with the termination of a former executive officer.  Employee severance and relocation for the twelve months ended September 26, 2009 included $1.8 million of severance in connection with our recent company-wide headcount reduction and $3.4 million of employee severance incurred in connection with the DJO Merger, certain other acquisitions, and restructuring at our international locations.

(2)         Integration expense for the three months ended September 26, 2009 included $4.5 million of integration costs accrued in connection with the integration of the operations of the Chattanooga site into our other existing sites and $3.6 million of integration costs in connection with the DJO merger and other small acquisitions.  Integration expenses for the three months ended September 27, 2008 included $3.9 million of integration costs accrued in connection with the DJO Merger and $0.4 million of integration expenses related to other acquisitions.  Integration expense for the nine months ended September 26, 2009 included $12.1 million, $5.3 million, and $5.4 million of integration costs accrued in connection with the DJO Merger, restructuring at our international locations and other smaller acquisitions, and the integration of the operations of the Chattanooga site into our existing sites, respectively, partially offset by a $6.0 million reversal of an accrual made in 2008 for alleged reimbursement claims due to the favorable settlement of the dispute.  Integration expenses for the nine months ended September 27, 2008 included $17.2 million and $3.0 million of integration costs accrued in connection with the DJO Merger and other acquisitions, respectively. Integration expense for the twelve months ended September 26, 2009 included $18.5 million, $6.6 million, and $5.4 million of integration costs accrued in connection with the DJO Merger, restructuring at our international locations and certain other smaller acquisitions, and the integration of the operations of the Chattanooga site into our other existing sites, respectively, partially offset by a $6.0 million reversal of an accrual made in 2008 for alleged reimbursement claims due to the favorable settlement of the dispute.

(c)         Other adjustment items, before future cost savings, are comprised of the following:

	(unaudited)
(in thousands)	Three Months Ended September 26, 2009	Three Months Ended September 27, 2008	Nine Months Ended September 26, 2009	Nine Months Ended September 27, 2008	Twelve Months Ended September 26, 2009

Blackstone Monitoring fees	$1,749	$1,751	$5,248	$5,250	$6,998
Noncontrolling interest	94	298	368	793	624
Pre-Acquisition EBITDA — applicable for twelve month period only (1)	NA	NA	NA	NA	2,074
Other (2)	(1,307)	1,685	(2,664)	468	5,647
Total other adjustment items, before future cost savings	$536	$3,734	$2,952	$6,511	$15,343

(1)         Represents pre-acquisition Adjusted EBITDA for an Australia subsidiary acquired in February 2009 and two Canada subsidiaries acquired in August 2009.

(2)         Other adjustment items for the three and nine months ended September 26, 2009 and the three months ended September 27, 2008 included net foreign currency transaction (gains) losses.  Other adjustment items for the nine months ended September 27, 2008 and the twelve months ended June 27, 2009 included net foreign currency transaction losses partially offset by a favorable $1.1 million settlement of a litigation contingency.

(d)        Includes projected future cost savings related to headcount reductions, facilities consolidation and production efficiencies in connection with the DJO Merger and other small acquisitions.

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